UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    November 26, 2018

PASSUR AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

0-7642	11-2208938
(Commission File Number)	(IRS Employer Identification No.)

One Landmark Square, Suite 1900
Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

203-622-4086
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On November 26, 2018, the Board of Directors (the "Board") of PASSUR Aerospace, Inc. (the "Company") appointed John F. Thomas to the Board, effective immediately, to serve as a director and Vice Chairman of the Board for a term expiring at the Company's 2019 Annual Meeting of Stockholders.  For his service, Mr. Thomas will be entitled to receive the same cash fees as other non-employee directors receive for serving on the Board.  In addition, Mr. Thomas will be paid $100,000 annually for providing global customer engagement advice and support to the Company. In connection with his appointment to the Board, on November 26, 2018, Mr. Thomas was awarded non-qualified stock options to purchase 30,000 and 50,000 shares of the Company's common stock to compensate him for his service as a director and Vice Chairman of the Board, respectively, which stock options vest in equal annual installments over a five-year period.

At the time of appointment, it was not determined whether Mr. Thomas would sit on any committees of the Board.

There is no arrangement or understanding pursuant to which Mr. Thomas was appointed to the Board.  There are no family relationships between Mr. Thomas and any director or executive officer of the Company, and Mr. Thomas has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Thomas, age 59, has served as Chief Executive Officer of Waltzing Matilda Aviation LLC, a private jet charter operation and aircraft management company, since July 2017.  Prior to Waltzing Matilda Aviation LLC, Mr. Thomas served as Group Executive at Virgin Australia Airlines, Australia's second largest airline, from 2016 to 2017, where he was responsible for all the commercial and operational aspects of a roughly AU$4 billion turnover airline with a fleet of 125 aircraft ranging from ATR72-500s through to B777-300ERs and approximately 6,000 crew members.  Prior to Virgin Australia Airlines, Mr. Thomas served as Managing Director / Senior Partner of L.E.K. Consulting, a leading global management consulting firm, from 1990 through 2016, where he was responsible for the global aviation practice since 2000 and the Regional Head of the Asia Pacific practice from 2015-2016.  Prior to L.E.K. Consulting, Mr. Thomas held several senior roles at Booz Allen & Hamilton, Concept Partners Pty Ltd., AMPOL Limited and Milton Bradley Australia Pty Ltd.  Mr. Thomas holds an Australian commercial pilot's license and received a Bachelor of Commerce from the University of New South Wales and a M.B.A. from Macquarie University.

Also, on November 26, 2018, the Board appointed Brian G. Cook to the Board, effective immediately, to serve as a director for a term expiring at the Company's 2019 Annual Meeting of Stockholders.  Mr. Cook will be entitled to receive for his service the same cash fees as other non-employee directors receive for serving on the Board.  In connection with his appointment to the Board, on November 26, 2018, Mr. Cook was awarded non-qualified stock options to purchase 30,000 shares of the Company's common stock to compensate him for his service as a director, which stock options vest in equal annual installments over a five-year period.

At the time of appointment, it was not determined whether Mr. Cook would sit on any committees of the Board.

There is no arrangement or understanding pursuant to which Mr. Cook was appointed to the Board.  There are no family relationships between Mr. Cook and any director or executive officer of the Company, and Mr. Cook has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Since September 2018, Mr. Cook, age 54, has served as Chief Executive Officer and a director of CyFIR LLC, a cybersecurity software and services company that sells services and products to government, financial services, insurance, retail and manufacturing companies.  From April 2017 to September 2018, Mr. Cook served as Vice president and General Manager of DXC Technology, Global Travel and Transportation, where he was responsible for global sales, enterprise software development, platform technologies, service offerings including cloud, application transformation, analytics and security.  DXC Technology is a global technology services company created from the merger of CSC and Hewlett Packard Enterprise Services.  From 2011 to 2017, Mr. Cook was Vice President and General Manager of Hewlett Packard Travel and Transportation, a division of the company created from the split of Hewlett Packard into two companies: Hewlett Packard (HPQ) and Hewlett Packard Enterprise (HPE). At HPQ and HPE, Mr. Cook was responsible for the development, sale and delivery of global mission critical technology products in the travel and transportation segments.  Prior to his tenure at HP and HPE, Mr. Cook held several senior executive roles at SITA Inc. and several senior management positions at Star Alliance GmbH and Air Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSUR AEROSPACE, INC.
By:  /s/ Louis J. Petrucelly
Name:  Louis J. Petrucelly
 Title:   SVP and Chief Financial Officer

Date:  November 30, 2018